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EXHIBIT 23.3

                                                          1619 Rock River
                                                          Placentia, CA 92870
                                                          Telephone 714-961-8033
                                                          Fax 714-961-8032

Michael F. Stewart

July 20, 2000

Mr. Phillip La Puma
Time Lending - California
1040 E. Katella, Suite B-1
Orange, CA 92867

Dear Mr. La Puma

After a close review of the enclosed financial statements for the period ending June 2000, it is my considered opinion that the stock value of Time Lending - California is $0 per share. Enclosed with the financial statement you will find a work sheet from Capital.Com that will support my findings.

If you or your associates should have any questions regarding the enclosed information please feel free to contact me via telephone or facsimile at the above numbers.

I have also enclosed a copy of my current resume' which should give you some idea of my credentials.

Sincerely,

/s/ Michael F. Stewart

Michael F. Stewart